Exhibit 99.1

RailAmerica Reports Second Quarter 2003
Earnings of $.15 Per Share

Australian Drought Negatively Impacts Earnings $.07 Per Share in Quarter

Boca Raton, FL – July 31, 2003 – RailAmerica, Inc. (NYSE: RRA) today reported second quarter 2003 net income of $.15 per diluted share. Increased revenue and improved operating income at the Company’s North American operations were offset by a $.07 per share negative impact from lower grain shipments in drought-stricken Australia, which was approximately $.03 per share more than the Company had anticipated. In the second quarter of 2002, the Company reported a net loss of $.33 per diluted share.

     Consolidated revenue for the second quarter ended June 30, 2003 increased slightly to $110.2 million, from $109.8 million in 2002. Operating income for the second quarter of 2003 was $17.0 million, compared to $20.5 million in 2002. Net income for the 2003 quarter was $4.7 million, or $.15 per diluted share, versus a net loss of $10.7 million, or $.33 per diluted share, including an $18.3 million after-tax charge incurred primarily in connection with the Company’s debt refinancing in 2002. Higher fuel prices resulted in an increased expense of $.03 per share in the quarter, compared to 2002, net of hedge impact.

     In North America, strong coal and petroleum carloads, an improved traffic mix and a stronger Canadian dollar led to a $4 million, or 5%, increase in revenue and a 2% increase in the average rate per car in the second quarter of 2003, versus the same period in 2002. Second quarter 2003 “same railroad” carloads rose 2%. The North American operating ratio was virtually unchanged at 77.8% in the quarter, compared to 77.5% in 2002, despite the higher fuel costs. North American fuel prices averaged $1.01 per gallon in the quarter versus $.86 in 2002, net of hedge impact.

     In Australia, revenue for the second quarter of 2003 decreased 13%, despite the 16% increase in the Australian dollar during the 2003 quarter, while carloads were 29% lower versus 2002. The drought in Australia, which has resulted in dramatically reduced grain tonnage, coupled with higher fuel costs, continued to affect Freight Australia’s operating results. In the second quarter of 2003, Freight Australia had an operating loss of $1.8 million, versus operating income of $4.7 million in 2002. Freight Australia moved just 456,000 tons of grain in the second quarter of 2003, 59% less than the 1,124,000 tons moved during the same period in 2002. The prospects for the 2003/2004 grain harvest are positive as Australian agricultural forecasts project a 2003/2004 harvest in the 22 million ton range for the continent, versus only 9 million tons harvested in drought-impacted 2002/2003. Historically, Freight Australia moves approximately 25% of the continent’s grain harvest pursuant to its existing transportation agreements with its customers.

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     Due to the Company’s plan to sell its interest in its Chilean railroad, results of Ferronor are included in discontinued operations. Ferronor’s revenue for the second quarter of 2003 increased 15% to $6.4 million, from $5.6 million in 2002, primarily due to its new copper ore and natural gas contracts. The Chilean sales process is continuing as planned and the Company expects to consummate a transaction by year-end.

     During the quarter, the Company completed the acquisition of two North American rail lines from Class I carriers. The first was the acquisition of 288 miles of contiguous rail line in and around Mobile, Alabama from the Burlington Northern and Santa Fe Railway Company. The second was the acquisition of 154 miles of rail line in southeast Colorado from the Union Pacific Railroad. This transaction resulted in RailAmerica’s 50th railroad.

     “We are particularly pleased with the performance of our North American rail operations this quarter despite the continuing challenges of higher fuel costs and a tough economy,” said Gary O. Marino, Chairman, President and CEO of RailAmerica. “In Australia, where agricultural products historically account for approximately 50% of our business, we continue to be substantially impacted by reduced grain shipments due to the drought. To partially offset Freight Australia’s concentration in Victorian grain, over the past year we have been successful in diversifying into new geographic regions and commodities with the award of a number of new long-term transportation agreements valued at over $65 million. Additionally, we have taken steps to reduce costs, where feasible, but due to the high fixed cost nature of our rail network, a certain level of expenditure is required to provide continuous service to our customers. The outlook for a grain recovery in 2004 is quite positive as there has recently been much needed rain in the agricultural region served by Freight Australia.”

     Marino added, “We believe that the acquisition market in North America is improving significantly and should offer numerous opportunities for RailAmerica over the next few years. Our rail line purchases last month from Class I carriers Burlington Northern and Union Pacific illustrate this point. Accretive acquisitions, coupled with an improving business climate, should enable RailAmerica to further improve upon the strong results achieved by our core rail operations.”

     Michael J. Howe, Senior Vice President and CFO, said, “Our long-term focus remains on continuing to improve our debt ratios and enhance our overall capital structure. Driven by the recovery of the Australian and Canadian currencies, shareholders’ equity rose to $337 million at June 30, 2003, from $279 million at year-end 2002, and our book value at June 30, 2003 increased to $10.55 per share. Our net debt to capital ratio was reduced to 61% this quarter, versus 64% at year-end 2002. This ratio is down significantly from a high of 81% three years ago and we are on plan to reach our year-end 2004 goal of 50% through our previously announced asset rationalization plan. Interest expense decreased $.04 per share in the quarter as a result of our May 2002 refinancing and prevailing lower interest rates.”

     As previously announced, RailAmerica has scheduled a live webcast of its second quarter 2003 earnings conference call at 11:00 a.m. eastern daylight time today. To listen to the webcast, visit the Investor Relations section of RailAmerica’s website at www.railamerica.com. We suggest that you visit our website at least ten minutes in advance of the conference call to ensure that your computer is configured to receive the webcast. The webcast will also be archived at the RailAmerica website for 30 days.

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     RailAmerica, Inc. (NYSE: RRA) is the world’s largest short line and regional railroad operator with 50 railroads operating approximately 13,400 miles in the United States, Canada, Australia, Chile and Argentina. In Australia and Argentina, an additional 4,300 miles are operated under track access arrangements. The Company is a member of the Russell 2000® Index. Its website may be found at www.railamerica.com.

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DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events and the performance of RailAmerica that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, fuel costs, foreign currency risks, failure to successfully integrate acquisitions, failure to service debt, failure to successfully market and sell non-operating/non-strategic properties and assets when scheduled or at all, failure to accomplish new marketing initiatives, economic and weather conditions, customer demand, increased competition in the relevant market, and others. In particular, forward-looking statements regarding earnings of the Company and entities to be acquired are subject to inherent economic, financial and operating uncertainties, including changes in economic and weather conditions, the ability to retain key customers and the impact of unforeseen costs and liabilities of such entities. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

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- Tables to Follow -

RAILAMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

(Amounts in thousands, except per share)
Operating revenue	$110,232	$109,766	$217,461	$215,577
Operating expenses:
Transportation	63,191	60,401	123,721	120,657
SG&A	22,371	21,900	44,664	44,632
Net gain on sale of assets	(1,638)	(702)	(2,005)	(5,349)
Depreciation and amortization	9,325	7,704	18,046	15,645

Total operating expenses	93,249	89,303	184,426	175,585

Operating income	16,983	20,463	33,035	39,992
Interest expense (including amortization costs)	(9,658)	(11,623)	(19,396)	(23,932)
Financing costs & other income (expense)	13	(25,736)	13	(25,736)
Income (loss) from continuing operations before taxes	7,338	(16,896)	13,652	(9,676)
Provision (benefit) for income taxes	2,885	(5,321)	5,190	(3,000)

Income (loss) from continuing operations	4,453	(11,575)	8,462	(6,676)
Gain from sale of discontinued operations (net of tax)	—	853	—	657
Discontinued operations (net of tax)	240	(3)	565	437

Net income (loss)	$4,693	($10,725)	$9,027	($5,582)

Diluted earnings (loss) per share:
Continuing operations	$0.14	($0.36)	$0.26	($0.21)
Discontinued operations	0.01	0.03	0.02	0.04

Net income (loss)	$0.15	($0.33)	$0.28	($0.17)

Weighted average diluted common shares outstanding	31,953	32,158	31,927	32,081

RAILAMERICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2003	2002

(Amounts in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$21,684	$28,887
Accounts and notes receivable, net	64,334	63,463
Current assets of discontinued operations	6,864	5,834
Other current assets	18,946	22,800

Total current assets	111,828	120,984
Property, plant and equipment, net	989,694	904,253
Long-term assets of discontinued operations	49,271	50,355
Other assets	30,021	30,961

Total assets	$1,180,814	$1,106,553

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$4,159	$4,200
Accounts payable	47,517	46,722
Accrued expenses	30,725	38,420
Current liabilities of discontinued operations	11,870	11,624

Total current liabilities	94,271	100,966
Long-term debt, less current maturities	395,094	383,121
Subordinated debt	142,186	141,331
Deferred income taxes	159,311	150,159
Long-term liabilities of discontinued operations	26,582	27,283
Other liabilities	26,403	24,790
Stockholders’ equity:
Common stock	32	32
Additional paid-in capital & other	260,476	261,372
Retained earnings	57,081	48,055
Accumulated other comprehensive income (loss)	19,378	(30,556)

Total stockholders’ equity	336,967	278,903

Total liabilities and stockholders’ equity	$1,180,814	$1,106,553

RAILAMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	June 30,

	2003	2002

(Amounts in thousands)
Cash flows from operating activities:
Net income (loss)	$9,027	$(5,582)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	22,684	19,503
Write-off of deferred acquisition costs	—	2,386
Financing costs	—	25,611
Gain on sale of assets	(2,005)	(6,573)
Deferred income taxes & other	5,494	(2,639)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	5,240	1,068
Other current assets	510	3,362
Accounts payable	4,343	(9,346)
Accrued expenses	(7,093)	(6,331)
Other assets and liabilities	(1,906)	(19,970)

Net cash provided by operating activities	36,294	1,489

Cash flows from investing activities:
Purchase of property, plant and equipment	(30,403)	(30,423)
Proceeds from sale of assets	2,900	6,775
Acquisitions, net of cash acquired	(25,846)	(88,724)
Deferred acquisition costs and other	(106)	(5,220)

Net cash used in investing activities	(53,455)	(117,592)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	19,000	457,870
Principal payments on long-term debt	(8,668)	(350,233)
Proceeds from exercise of stock options and warrants	443	370
Purchase of treasury stock	(1,226)	(1,997)
Financing costs	(660)	(15,383)

Net cash provided by financing activities	8,889	90,627

Effect of exchange rates on cash	1,069	1,444

Net decrease in cash	(7,203)	(24,032)
Cash, at beginning of period	28,887	59,761

Cash, end of period	$21,684	$35,729

RAILAMERICA, INC. AND SUBSIDIARIES
Selected Financial Information – North America / Australia
(Unaudited)

	Three Months Ended June 30,

	2003	% of Rev.	2002	% of Rev.

(Amounts in thousands)
North America (1):
Operating revenue	$86,742	100.0%	$82,780	100.0%
Operating expenses:
Transportation	44,213	50.9%	42,292	51.1%
SG&A	17,501	20.2%	16,688	20.1%
Depreciation and amortization	5,788	6.7%	5,214	6.3%

Total operating expenses	67,502	77.8%	64,194	77.5%

Operating income	$19,240	22.2%	$18,586	22.5%

Operating ratio (2)	77.8%		77.5%

Australia:
Operating revenue	$23,398	100.0%	$26,906	100.0%
Operating expenses:
Transportation	18,978	81.1%	18,108	67.3%
SG&A	2,797	12.0%	1,727	6.4%
Depreciation and amortization	3,380	14.4%	2,373	8.8%

Total operating expenses	25,155	107.5%	22,208	82.5%

Operating income (loss)	($1,757)	(7.5%)	$4,698	17.5%

Operating ratio (2)	107.5%		82.5%

	Six Months Ended June 30,

	2003	% of Rev.	2002	% of Rev.

North America (1):
Operating revenue	$173,109	100.0%	$164,731	100.0%
Operating expenses:
Transportation	88,171	50.9%	87,360	53.0%
SG&A	35,347	20.4%	33,310	20.2%
Depreciation and amortization	11,277	6.6%	10,728	6.5%

Total operating expenses	134,795	77.9%	131,398	79.8%

Operating income	$38,314	22.1%	$33,333	20.2%

Operating ratio (2)	77.9%		79.8%

Australia:
Operating revenue	$44,149	100.0%	$50,690	100.0%
Operating expenses:
Transportation	35,550	80.5%	33,295	65.7%
SG&A	4,875	11.0%	3,219	6.3%
Depreciation and amortization	6,463	14.6%	4,596	9.1%

Total operating expenses	$46,888	106.2%	$41,110	81.1%

Operating income (loss)	($2,739)	(6.2%)	$9,580	18.9%

Operating ratio (2)	106.2%		81.1%

(1)	excludes Corporate
(2)	defined as total operating expenses divided by total operating revenue